Exhibit 5.1

1313 North Market Street P.O. Box 951 Wilmington, DE 19801-0951 302 984 6000 www.potteranderson.com

April 8, 2019

Pinterest, Inc.

505 Brannan Street

San Francisco, California 94107

Re:	Pinterest, Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel to Pinterest, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-230458), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering and sale by the Company of shares of Class A Common Stock of the Company, par value $0.00001 per share (the “Shares”). We understand that the Shares are to be sold to the Underwriters (as defined in the Underwriting Agreement (as defined below)) for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement among the Company and the representatives on behalf of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”).

For the purpose of rendering our opinion as stated herein, we have reviewed only the following documents: (i) Sixteenth Amended and Restated Certificate of Incorporation of Pinterest, Inc., as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 28, 2017 (the “Current Charter”), as amended by the Certificate of Amendment of the Current Charter, as filed with the Secretary of State on March 6, 2019, as amended by the Certificate of Amendment of the Current Charter, as filed with the Secretary of State on March 28, 2019); (ii) form of Certificate of Amendment of Sixteenth Amended and Restated Certificate of Incorporation of the Company (the “Recapitalization Amendment”), which we have assumed will be filed with the Secretary of State and become effective on the date of the sale of the Shares to the Underwriters pursuant to the terms of the Underwriting Agreement but prior to the closing thereof; (iii) form of Amended and Restated Certificate of Incorporation of the Company (the “IPO Charter”), which we have assumed will be filed with the Secretary of State and become effective following the effectiveness of the Recapitalization Amendment and prior to the closing of the sale of the Shares to the Underwriters pursuant to the terms of the Underwriting Agreement; (iv) Amended and Restated Bylaws of the Company, amended as of June 2, 2017; (v) form of Amended and Restated Bylaws of the Company, which we have assumed will be the bylaws of the Company in effect immediately prior to the closing of the sale of the Shares to the

Pinterest, Inc.

April 8, 2019

Underwriters pursuant to the terms of the Underwriting Agreement; (vi) the form of Underwriting Agreement approved by the Board (the “Form of Underwriting Agreement”), with the final form, terms, conditions, and provisions of the Underwriting Agreement to be approved by a duly authorized pricing committee of the Board of Directors of the Company (the “Pricing Committee”); (vii) the Registration Statement; and (viii) originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments of the Company as we have deemed necessary for the purposes of rendering the opinion expressed herein. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed, without any investigation, (a) the legal capacity of natural persons who are signatories to the documents examined by us, (b) the genuineness of all signatures on all documents examined by us, (c) the authenticity of all documents submitted to us as originals, (d) the accuracy and completeness of all documents examined by us, (e) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, or other copies, and (f) that the documents, in the forms submitted to us for review, have not been and will not be altered, modified, or amended in any respect, and have not otherwise been revoked since the time of their adoption and remain in full force and effect through and including the closing of the sale of the Shares to the Underwriters pursuant to the terms of the Underwriting Agreement. In addition, we have assumed, without any investigation, that upon the issuance of the Shares pursuant to the terms of the Underwriting Agreement, valid book-entry notations for the issuance of the Shares in uncertificated form have been duly made in the stock ledger of the Company.

Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that as of the date hereof that, following (i) the effectiveness of the Recapitalization Amendment and thereafter the effectiveness of the IPO Charter, (ii) all due action of the Pricing Committee, and (iii) due issuance of the Shares against payment of consideration therefor in the manner contemplated by, and upon the terms and conditions set forth in, the Underwriting Agreement, the Shares to be issued and sold by the Company to the Underwriters pursuant to the terms of the Underwriting Agreement will be duly authorized and will be validly issued, fully paid, and nonassessable.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware in effect on the date hereof. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, and regulations of stock exchanges or of any other regulatory body.

We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

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